Exhibit 99.3
FINAL TRANSCRIPT LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call Event Date/Time: May. 05. 2011 / 1:00PM GMT

FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
CORPORATE PARTICIPANTS
Mark Carter
Snyder’s-Lance, Inc. — VP Strategic Initiatives & IR
Carl Lee
Snyder’s-Lance, Inc. — President & COO
Rick Puckett
Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Dave Singer
Snyder’s-Lance, Inc. — CEO
CONFERENCE CALL PARTICIPANTS
Heather Jones
BB&T Capital Markets — Analyst
Mike Gottlieb
Jefferies & Co. — Analyst
Mitch Pinheiro
Janney Capital Markets — Analyst
Akshay Jagdale
Keybanc Capital Markets — Analyst
Scott Van Winkle
Canaccord Genuity — Analyst
Ed Aaron
RBC Capital Markets — Analyst
Ann Gurkin
Davenport & Company Llc — Analyst
Michael Gallo
C.L. King — Analyst
PRESENTATION
Operator
Good morning. My name is Andrea, and I will be your conference operator today. At this time I would like to welcome everyone to the Snyder’s-Lance first quarter 2011 earnings conference call. (Operator instructions.) Thank you.
I would now like to turn the call over to our host, Mr. Mark Carter, VP of Strategic Initiatives and Investor Relations. You may begin your conference, sir.

Mark Carter - Snyder’s-Lance, Inc. — VP Strategic Initiatives & IR
Thank you, Andrea. And good morning, everyone.
With me today are Dave Singer, Chief Executive Officer, Carl Lee, President and Chief Operating Officer, and Rick Puckett, Executive Vice President and Chief Financial Officer of Snyder’s-Lance, Incorporated.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
In today’s call Dave, Carl, and Rick will discuss our 2011 first quarter results, as well as estimates for the full year. As a reminder, we are webcasting this conference call, including the supporting slide presentation, on our website at www.LanceInc.com.
Before we begin I would like to point out that during today’s presentations Management may make forward-looking statements about our Company’s performance. Please refer to the Safe Harbor language included in each of our presentations.
I’ll now turn the call over to Dave Singer, Chief Executive Officer, to begin Management’s comments.

Dave Singer - Snyder’s-Lance, Inc. — CEO
Thanks, Mark.
This is the first full quarter following our merger, and we’re very pleased with the strong results we showed. We continue to be very excited about the merger which has created Snyder’s-Lance, Incorporated. In our most recent earnings call we promised to provide updates on our integration progress throughout the year, and Carl will be providing an update on that today.
During our last call we didn’t provide sales and earnings guidance for 2011, but as indicated in our press release from earlier today we can now provide those estimates and Rick will go over them in a little detail in a few minutes.
Looking at our first quarter results we showed solid top line growth in a tough environment, and we anticipate good performance for the top line for the remainder of our year. We started to execute our integration plan, including the transition of Company-owned routes to independent operators. We expect to complete the vast majority of integration by mid 2012 as we previously discussed.
We’ve got a number of demanding months ahead, but I’m confident in our Team to drive day-to-day results, while completing this important work. I’m extremely proud of everyone for delivering a solid first quarter, while making real progress against our integration work.
For the balance of 2011 I’m very confident we’ll achieve our revenue and earnings guidance that we will review in a few minutes with Rick. We’ve put in place a great Team with a track record of aggressive growth. With an enhanced portfolio flowing from the combination of our product line this Team has received a great reception from our customers, and I have tremendous confidence in their ability to hit our sales targets, despite the challenges presented by the tough economic environment.
With regard to delivering our earnings targets the most important driver is delivering the top line. However, the current commodity environment requires us to deliver higher average pricing and to manage our costs very carefully. We have and will execute price increases, reduce our promotional spending, and focus very sharply on cost control. Our plans include all three of these things, and we’re on track against this plan. Another driver of our earnings will be our integration plan, which is also on track. This supports our top line and also provides improvements in our cost structure.
Snyder’s-Lance is a Company with many strengths and tremendous potential that’s coming together in a positive way each and every day. Our product portfolio, led by the iconic Lance, Snyder’s, and Hanover, and Cape Cod brands, as well as our other outstanding brands and private branded items, provides us with a wide range of consumer preferred products that are important and very profitable for our customers.
Our customer service and reputation in the marketplace are excellent and getting stronger every day. Our employees are talented and committed, and believe we can achieve great things together. Snyder’s-Lance is a Company on the move, and I look forward to sharing our successes in the coming months and years.
I’d like to turn it over to Carl to provide a little more color on the quarter and an update on our integration plans.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call

Carl Lee - Snyder’s-Lance, Inc. — President & COO
Thanks, Dave. And good morning to everyone. It’s very exciting for me to be able to join you today, and I appreciate your time. I’d like to talk about our first quarter results in more detail and also share an update on our integration process. I’d like to begin with kind of an operational overview.
Regarding sales and our top line performance I’m pleased with the growth we’ve experienced over the course of our first quarter. We saw solid growth in our branded sales led by Cape Cod, Snyder’s-Hanover, and Lance branded products. Pretzels, sandwich crackers, and kettle cooked potato chips continue to drive the largest part of our volume and exhibited good year-over-year results.
This growth was driven while we’ve managed our promotions and discounts aggressively. We spent less in Q1 versus last year on promotions and still generated solid net sales results. The progress in the area of managing promotions will continue throughout the year. Private brands experienced some sales challenges due to promotional pressures from national brands where we are seeing more aggressive price points on mainstream cookies versus last year.
Gross margin as a percentage of sales was lower due to changes in our business model. The majority of the decrease is a result of blending our DSD models. The Snyder’s independent operating model, being combined with the Lance Company-owned routes led to some changes in our overall gross margin. This is all set out in the SG&A line, and Rick will discuss this in more detail when we get to his section.
We did have some commodity pressures that were not fully offset by our price increases in our private brand business, and while we see some movement on gross margin through the balance of our DSD integration we have an intense focus on protecting and expanding our margins as we go forward.
Our G&A expenses declined as a percentage of sales, which demonstrates our focus and our ability to clearly manage our cost base. We are starting to see some synergies materialize, understanding that we expect to begin to realize more significant synergies during the latter half of 2011 leading into 2012.
In regards to CapEx, that Rick will be talking about shortly, one of the biggest projects that we’re in the process of completing and a large percentage of our dollars spent in Q1 was the [solar forum] that we’re about to kick-off during quarter two in Hanover, Pennsylvania, and that will supply all the power needed for our office there and a large percentage of the power that we use for our plant there. That’s an exciting project for us as we continue to expand our green footprint.
Now, let me switch gears. Our DSD integration is what I’d like to talk to you about next. As you will recall in February of 2011 we announced a plan to convert approximately 1,300 routes over the currently Company-owned and Company-managed DSD routes to an independent operator structure to better position our distribution network to service our very valuable customers.
The conversion is currently scheduled to be completed in the middle of 2012, and our approach has been to convert our Company-owned routes one market at a time. A market is a group of routes in a common geography, at a range from 16 to 100 routes by market.
The process for conversion takes about 12 weeks per market, and is made-up of a four-step process that we’ve used many times before. The first process is the handheld computer conversion, putting in place the systems needed to support an independent operator system. Second is consolidating warehouses and inventory storage in the field to better support our routes, improve freshness and turns, while reducing our costs. The third step is reengineering the routes, and that consists of combining the Lance and Snyder’s products on to the same DSD routes. And then fourth is the IO conversion. Offering the routes for sales to our existing employees, as well as our current and new independent operators.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
So far, we have launched this 12-week process in three markets and have converted approximately 250 routes to the handheld computer support system for our independent operators. We’ve also consolidated warehouses and inventory storage on a number of routes, with many more to follow shortly. We anticipate that the first Company-owned routes will convert to independent operator status later in June this year, and we will continue to roll it out through the balance of this year.
The good news is everything is proceeding according to plan on our DSD integration. The credit goes to our dedicated Team of DSD professionals who are on the ground in the individual markets, as well as our Team in Hanover and Charlotte who are managing the process and supporting our routes on a daily basis. I am very proud of each of them and appreciate their efforts in support of our Route Sales Team who serve our valuable customers. Our goal is to make this transition transparent for our retailers, and that’s being accomplished.
In regards to other integration areas. Looking at the other areas of integration I’m also happy to report very good progress on a number of fronts. First would be our Supply Chain Team, and they’re making good progress on delivering our procurement synergies, optimizing our logistic network, and sharing manufacturing best practices.
Another example is we’ve also started the process of SKU rationalization to streamline our product portfolio and remove complexity in our manufacturing and distribution networks. We have a number of items that will come out of our system this summer, and we do not anticipate any negative impact to sales as we support our larger, higher volume SKUs.
We have made good progress on developing consolidated sales reporting systems that allow us to track our daily, weekly, and period sales performance by product line, also by channel and geography. We are currently working on consolidating reporting systems for all of our functional areas, as well, and anticipate to have those online in the future.
We have a significant number of opportunities to drive cost savings and synergies by leveraging our new, larger scale as a Company, and we track our progress against each and every one of those initiatives on a daily basis and are able to keep up with our progress and continue to drive our execution.
Now, I’m going to shift gears for a moment and talk about commodities. I’ll give you a general update on where we stand today. We are working to protect our margins and to manage our risks as commodity prices continue to climb. And, as each of you know, this is an industry-wide issue. We are aggressive on our buying practices and have moved quickly to implement list price increases as necessary. In fact, we’ve raised prices on our branded products in February, and most recently again this month. We’re in a good position to protect our margins on branded products via our purchasing practices, our price increases, and our proven ability to manage promotions.
One risk is on our private brand side, where we are facing resistance on our latest price increase. Our priority there is to protect our private brand margin, making tradeoffs as necessary, and even willing to make some tradeoffs on volume if it absolutely comes to that.
Overall, I would say how pleased I am with our Team’s performance during the first quarter. We are blessed with a very talented and dedicated Team of professionals who are working diligently day in and day out to support our associates and our customers. And we’re very, very proud of each of them. As Dave mentioned, we delivered solid results, while making good progress towards integrating our companies.
Going forward we have three daily priorities that we stay focused on. First is delivering our day-to-day numbers and delivering excellent customer service. Second is integrating the Company and transitioning to the independent operator model. And third is implementing plans for long-term growth and driving value for our shareholders.
I certainly appreciate your time, and at this point I’d like to turn it over to Rick.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Thanks, Carl. And good morning, everyone.
For my dialogue I’d love to refer you to the presentation that was posted this morning, and I’ll take you through some additional details on the financials.
First of all, I’d like to comment, and this was a bullet point on the press release, as well, that comparisons made in the press release, as well as the comparisons made in this particular presentation are, in fact, against Lance only results for quarter one of last year.
So, looking at the sales side for a moment, I’ll give you a little additional color as it relates to where we are today. Certainly, at the end of the first quarter we had sales, net revenue of $389 million, that was $167 million greater than last year, a 75% increase.
While that was certainly driven by the merger, the solid growth in the core branded products, that Carl mentioned a few minutes ago, total branded sales were actually up about 3.7% including pricing of approximately three-tenths of a percent.
The non-branded product categories now are made-up of private brands, partner brands, which are brands that we distribute for other partners, and then contract manufacturing. As Carl mentioned, also, the non-branded product growth was lower due to major customer lower volumes and, in fact, was less than 1% growth over all in the non-branded category, including pricing of about nine-tenths of a percent. There was significant promotional activity against the private brands, which continued from the first quarter — sorry, the fourth quarter from branded competitors, especially in the mass channels. Overall net revenue was up 3.3% including about a half a percent in pricing. On a positive note, C store revenue was up over 3.5% for the quarter.
Let’s turn to some of the other metrics on the financial statements. Gross margin, as Carl mentioned, is down. It’s at 36.3% versus 37.8% last year. If you will remember in the last quarter call we had guided that beginning margins were going to be between 36.5% to 37% before synergies and the IO conversion. This was driven by the lower gross margins from the Snyder’s product lines, which was approximately 500 basis points lower than Lance at the time of the merger.
The quarter did not reflect any IO conversions. This will start in quarter three, with just a small amount at the end of quarter two. We would expect approximately 200 to 250 basis points reduction in gross margin percent when we are fully converted to the IO structure, with about 30% of that experienced in 2011. This will be more than offset by reduced operating costs, as Carl mentioned, as well.
In the quarter the pricing versus commodity cost represented about a 70 basis point decline in gross margins and was again centered in the non-branded areas, and were the primary driver for the lower margins for the quarter. Branded products pricing was implemented successfully, as Carl mentioned, and we continue to do well there. And also, as Carl mentioned, trade dollars were down not only in terms of dollars but also in terms of percentage for the quarter.
We do cover major commodities out at least six months. We are facing headwinds of over $50 million in cost increases for commodities for the whole year. We do plan to cover this with pricing, reduced trade, and other cost efficiencies, in addition to the synergies that we have defined.
In the first quarter, however, there were very few cost synergies reported, actually less than $0.01 on earnings per share, and primarily in G&A. We are on track to deliver the synergy dollars we described in the last call. Again, approximating 200 to 250 basis points of cost synergies, fully synergized in 2012, an additional 50 basis points are expected on the revenue side. As discussed last time, we expect about 30% of those synergies to be realized in 2011.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
You might also have noticed the tax rate was higher in this quarter. We do expect the tax rate to be a little higher than we have guided for. I would expect that somewhere between 35% to 36.5% would be the tax rate for the year. This is a bit higher because as we’re going through our year we’re — we will not be able to take advantage of certain tax credits.
Also, the diluted shares were at 68.1 million for the quarter.
Turning to the cash flow items, cash flow from operating activities was $12.4 million, much stronger than last year, as you can see, but still a negative free cash flow for the quarter which is more of a seasonality than anything else. Carl mentioned the slightly higher capital expenditures of 17.5. However, you’ll see in a few minutes it’s consistent with our guidance for the year. You also see that the dividends were twice the size last year which is reflective of the number of shares outstanding.
A couple things on the balance sheet and the cash flow before I go into some of the estimates for 2011. Net debt increased slightly for the quarter due to some yearend payments, again some seasonality there. The tax refund we mentioned on the last call will start to be recognized in the second quarter, and in fact $7 million of that has already been received. And as we move towards the total benefit throughout the year, actually into the first quarter of 2012, we expect somewhere between $25 million and $30 million to be returned in tax refund.
You might notice also our receivables were a little higher than we would have liked in quarter one. As a matter of fact, our DSO is a little higher. This is to some degree a result of the announcement that was made that we are consolidating a portion of our shared services into the Hanover Office. We do expect that this metric will continue to improve as we move through this integration.
Our leverage is pretty conservative at 1.7 times, but there’s no impact yet coming through from the cash inflows expected from the integration. We are expecting a run rate for capital expenditures — I’m sorry, we are on our expected run rate for capital expenditures at $17.5 million as we move towards the $60 million to $70 million that we’ve guided.
As I mentioned before, there have been no route sales that occurred in the first quarter. Again, that will start late second quarter, but essentially we still would suggest that we expect cash inflows of approximately $40 million to $50 million over the 12 months starting July of 2011. And that’s consistent with what we’ve said on our call last time.
Turning our attention to the full year estimates for 2011, we’re expecting $1.59 to $1.65 billion in revenue, diluted earnings per share of $0.85 to $1.00. That range is a little wider than we might have expected, but I think reflects the uncertainty on the commodity front and the pricing that we’ve talked about a few minutes ago. And then, finally, capital spending in the $60 million to $70 million range.
I’ll now turn it back over to Andrea for questions.

Q U E S T I O N S A N D A N S W E R S
Operator
(Operator instructions.)
And your first question comes from the line of Heather Jones with BB&T. Your line is open.

Heather Jones - BB&T Capital Markets — Analyst
Good morning, everyone.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Good morning.

Heather Jones - BB&T Capital Markets — Analyst
Good quarter, and also thank you for the detail. Was wondering, I wanted to confirm that at the beginning the branded sales growth and the private label growth that Rick, you provided, I want to make sure I understood that correctly, that was Lance specific?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
No, that’s across all branded products, Heather.

Heather Jones - BB&T Capital Markets — Analyst
Okay, so when you talked about private brands’ growth, non-branded growth of less than 1%, that includes the non-branded sales that were typically on Snyder’s route?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
That’s correct.

Heather Jones - BB&T Capital Markets — Analyst
Okay, so were private — Lance’s legacy private label sales? Because I understand what you were saying about the promo activity from brands that match. Were the legacy Lance private label sales down year-on-year?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Yes, and certainly there’s almost no private brands coming over from the Snyder’s portfolio, Heather. So almost all of that is, in fact, legacy Lance private brands. At this point we’re — we’ve decided not to break-out private brands and partner brands and contract manufacturing, but I think your point is on in the sense that the pressure in the non-branded area was, in fact, in the private brand sector.

Heather Jones - BB&T Capital Markets — Analyst
Okay, and I wanted to make sure I understood the gross margin guidance, so basically you’re at roughly 36.5 this quarter, but you’re saying that once you’re fully transitioned to an IO model we should take about 250 basis points off of that?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Well, I would say that you’d take 200 to 250 basis points off of the guidance that I gave you at the last call, which is 36.5 to 37, I believe.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
Heather Jones - BB&T Capital Markets — Analyst
Okay, okay. And wanted to know, obviously good to hear that the transition is going well so far, and was just wondering when you will be doing markets, more like core markets, like say Charlotte, Atlanta, et cetera? And do you anticipate those to be more difficult than the markets you’re doing currently?

Dave Singer - Snyder’s-Lance, Inc. — CEO
Well, we’ve not published a schedule for — as to what our markets are going to — which way we’re going to do our markets in what order. However, we really don’t anticipate a significantly harder job in converting those markets. I can turn-over for Carl for a couple comments on that, but at this point we have a lot of confidence in our ability to convert the core historic Lance market.

Carl Lee - Snyder’s-Lance, Inc. — President & COO
Good morning, Heather. It’s Carl. Thanks for that question. I appreciate it. I think that you obviously know our business very well, and we did start on the west moving east to roll-out our transition.
I can say without giving a lot of details that we did roll a core market this week, so we had very good experiences. That was transitioned on Monday. So as we begin to move deeper and deeper into our core I feel even more comfortable that we’ve worked out all the procedures and processes needed to make it go even smoother than the initial markets.

Heather Jones - BB&T Capital Markets — Analyst
Okay, thanks.

Carl Lee - Snyder’s-Lance, Inc. — President & COO
Thank you.

Heather Jones - BB&T Capital Markets — Analyst
And my final question is in your EPS guidance you mentioned some resistance to the latest price increase on private label. Does your guidance assume that you get that price increase through?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
It does, Heather. Although maybe not to the extent that we’re out there in the market with today, but we certainly anticipate some pricing going into effect for private brand.

Heather Jones - BB&T Capital Markets — Analyst
Okay. Thank you, and good quarter, again.

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Thank you.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call

Carl Lee - Snyder’s-Lance, Inc. — President & COO
Thank you, Heather.

Operator
Your next question comes from the line of Scott Mushkin with Jefferies. Your line is open.

Mike Gottlieb - Jefferies & Co. — Analyst
Good morning, everybody. This is actually [Mike Gottlieb] in for Scott. Thank you for taking the questions. Just curious, Rick, of the $50 million in cost headwind that you were looking to offset could you give us a sense for I guess maybe the magnitude of the buckets? Are you going to be offsetting more of that from pricing and productivity rather than synergies, or maybe could you rank those, is it just between those three, or —

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Well, certainly, Mike, most of that will come from pricing. And the next larger bucket is probably trade, and then cost after that.

Mike Gottlieb - Jefferies & Co. — Analyst
Okay. Thank you. And then, Rick, kind of staying with the promotional and trade spending, and I think you mentioned you guys were going to continue to — you know, that was down on a percent basis and a dollar basis, and you’re going to continue to manage that. Could you give us a sense for what you’re seeing against some of your branded products? And if you continue to manage that do you see kind of competitive pressures there that would force you to maybe pull that back a little bit towards, you know, in the back half of the year, and ensuing quarters?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Mike, I’m going to refer that question to Carl, if you don’t mind?

Mike Gottlieb - Jefferies & Co. — Analyst
Sure.

Carl Lee - Snyder’s-Lance, Inc. — President & COO
Good morning, Mike, and thank you for your question. On the Snyder’s brand we’ve been managing promotions down for some time, and so it’s not a new occurrence. And the competitive pressures are out there, they always will be out there, but we’re protecting our margin, we’re protecting our brand, and we’re confident that we’ll continue to deliver net sales growth.
We’re taking some of those best practices, combining those with a lot of really good tools that were already available with our Lance brand and our Cape Cod brand, so we’re going to continue to focus there. And, again, I think what we’re doing is we’re managing for net sale growth, that’s our accountability, but we’re doing it in a way that will allow us to continue to make sure that we minimize the promotions that are required to do so.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call

Mike Gottlieb - Jefferies & Co. — Analyst
Great. Thank you very much.

Carl Lee - Snyder’s-Lance, Inc. — President & COO
Thank you, Mike.

Operator
Your next question comes from the line of Mitch Pinheiro with Janney Capital Markets. Your line is open.

Mitch Pinheiro - Janney Capital Markets — Analyst
Hi, good morning, everybody. So a couple questions here. Pricing, if you mentioned it I apologize, how much pricing total for the Company was in Q1 and what’s sort of embedded in the guidance for the remainder of this year?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Well, what I mentioned on my comments, Mitch, was there’s approximately 50 basis points of pricing in the quarter. We have not broken out what we expect pricing to be for the year. We have some assumptions but we’re not guiding on those assumptions at this point because it’s still a very fluid process.

Mitch Pinheiro - Janney Capital Markets — Analyst
Okay, as far as — you know, it always seems that your private brands business is pressured, and I mean obviously you had some good quarters when you’re rolling out big national programs with major mass merchandisers. But how do private brands fit into the new Snyder’s-Lance? I mean it always seem to be the tail wagging the dog here, and just curious whether that’s something that you consider either divesting or minimizing in some way?

Dave Singer - Snyder’s-Lance, Inc. — CEO
Thanks, Mitch. Yes, this is Dave — we — when we look at our overall business and put together our perspective about the future, private brands has got a big piece of it at the moment. We have got about $300 million of our total sales which is 20% almost of total sales coming from that. It’s an important component throughout our entire supply chain. It provides a lot of benefits that kind of cross boundaries, and it provides a buffer from time to time in terms of sales and profit throw. It helps cover costs, and we really have got a good strong position in that market. So in the near term there are no plans to consider anything other than keeping it.
We think there’s some balance of having both the private brands business, along with our branded business. Over time we’re constantly considering what makes sense. We’ve recently merged two companies and have a merged Board. And that’s one of the strategic things that we’ll be talking about over the next year.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
Mitch Pinheiro - Janney Capital Markets — Analyst
Okay, that’s helpful insight. Also, in terms of integration I sort of thought we might see some of the sort of cross-fertilization of Lance products into Snyder’s territories and vice-versa. But clearly it seems like there’s some structural things that you want to put in place before you start that, is that correct?

Dave Singer - Snyder’s-Lance, Inc. — CEO
I’ll let Carl speak to this in more detail, but we’ve already seen in many — in several channels some cross-fertilization, and that’s expanding as we speak. But let me turn that over to Carl to be more specific.

Carl Lee - Snyder’s-Lance, Inc. — President & COO
This is Carl. Thanks for your question. I’m very excited about our progress there. I think you’re absolutely right, there are some structural changes that need to take place, and it’s always a given when you’re combining two DSD systems and two sales organizations. The good news is most of that structure is in place except for the obvious IO conversion.
But we’re already beginning to see some very good progress on taking Snyder’s products to C stores, and we’ve got a wonderful Team executing superbly well as far as doing that and you’ll begin to see that show-up in some of your local stores. And then we’re also taking the Lance crackers out west and beginning to make some progress there. So I’d say we’re off to a good start. More room for improvement, there always will be, but we’re off to a very good start and I’m pleased with our results in these early stages of our integration.

Mitch Pinheiro - Janney Capital Markets — Analyst
Okay, all right. Thank you. And then in terms of looking at your guidance, $0.85 to $1.00. Appreciate you providing some guidance, very helpful. But if you could just talk — I mean what keeps you at the lower end of the guidance, what gets you to the higher end of the guidance?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
I think that’s, you know, it goes back to what I mentioned a few minutes ago which is there’s still some unknowns out there relative to pricing and the ability to cover all of the commodities that continue to go up. And when we talked with you at the beginning of the year we did expect that there would be some receding in some of the pricing, especially on things like wheat, which we did see just very, very briefly. But we do still have some exposure out there for a couple of months this year that we have not yet covered. So I think that that’s the biggest piece.
The integration doesn’t really concern us in terms of our ability to do what we say we’re going to do there. And, as Carl mentioned, we’re already having some great success in the three areas that we’ve already started now. So I think that the wide range and even the $0.85 on the lower end is really reflective of the unknowns around pricing in commodities and the volume impacts there.

Mitch Pinheiro - Janney Capital Markets — Analyst
Okay, that’s really helpful. Thank you, Rick. Thank you, everybody.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
Operator
Your next question comes from the line of Akshay Jagdale with Keybanc. Your line is open.

Akshay Jagdale - Keybanc Capital Markets — Analyst
Good morning.

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Good morning, Akshay.

Dave Singer - Snyder’s-Lance, Inc. — CEO
Good morning.

Akshay Jagdale - Keybanc Capital Markets — Analyst
Just trying to follow-up on Mitch’s question on commodities. I saw on your guidance that you mentioned commodities and pricing. So you also mentioned $50 million, Rick, in terms of commodity inflation, that’s about I think a 5% increase in cogs for the combined Company, which seems lower than most of the companies. That’s one issue is I would want to know if I’m right in characterizing it as being lower than what other companies have.
And the second issue is so when you say you still have exposure out there and that’s why there’s this range in guidance does that mean that the $50 million could change or does that just mean the way you price is going to change? I’m trying to — I mean I’m assuming the $50 million is a gross impact, and then we don’t know what pricing is going to be, but is that $50 million variable, as well?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Akshay, you’re question is — it’s a long question, Akshay — but the answer is $50 million is, in fact, the gross amount, it’s not a net of actions against whether we price in trade or cost reduction. So $50 million is a gross number.
One of the reasons that may be less than as a percentage of cost of goods is because we have no exposure on about half of the non-branded business that we have. If you will remember, there’s a partner brand component of that which we have absolutely no exposure on in terms of commodities, and I’m sure that may be a large piece of what’s driving the percentage down.
In addition, we’ve already covered some of that, as we’ve talked about in the first quarter, so we are in the marketplace today, we’re pricing, as Carl mentioned, we have some more ahead of us. We are aggressively pursuing it. We realize it’s a large number, and we’ve known this for the first quarter, so we’ve put into plan and action the plans to recoup it.
But we also know that it may not be plausible to recoup all of that through pricing alone, which is consistent with what you’re hearing throughout the industry. Some other triggers, like trade promotions and other expenses, and not necessarily advertising expenses here but other operating expenses are going to be used to offset that.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
Dave Singer - Snyder’s-Lance, Inc. — CEO
And I think, Akshay, your comment about the percentage being different than what you’ve heard, the only really structure issue that relates to that is Rick’s comment about the partner brand. The run rate of increase is not $50 million, that’s kind of the annualized increase considering everything. The run rate will be very much in line with all our competitors.

Akshay Jagdale - Keybanc Capital Markets — Analyst
That’s very helpful. Just a more broader question, maybe Carl or Rick, either one of you can answer that — so in terms of branded growth, again you’re not — I didn’t see that you broke it out. I think you mentioned the growth in your comments, but I don’t remember what it was. But overall for this business and this strategy or the combination of your business is to be successful in my estimation your branded sales have to grow at a significant rate. Can you help us understand what your plans are in terms of investing in the brand, especially perhaps in the legacy Lance business?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Yes, let me just reiterate what I said on the call, it’s about a little less than 4% growth for the quarter, and that’s before any synergies, Akshay, so there’s no synergies in there relative to revenue growth.

Carl Lee - Snyder’s-Lance, Inc. — President & COO
Akshay, I mentioned one of the things that we’re working on is building our growth platforms for the future, and obviously that’s all about our Lance brand and our Cape Cod brand, so we’ve got some great opportunities that we’re working already there. We see some opportunity to continue to invest in marketing, and you probably have seen our national advertising or some of our advertising that’s already out there on our Lance crackers, it’s running right now. That will clearly support that brand and take it into some new markets. And then we’ve got some innovation we’re working on, and then we’re going to continue to just manage the overall value proposition for our consumers.
So personally I’m very, very excited about our potential in sandwich crackers and see it as a growth item for a long time to come. And as we turn our great Marketing Team against it and provide them with the support that they need and the funding they need, we’re going to continue to see some really good results there.

Akshay Jagdale - Keybanc Capital Markets — Analyst
So you expect — thanks, Carl and Rick — but would you expect your ad spending as a percentage of sales as a combined Company to go up? And, if so, I mean how would you do that without impacting your earnings number? I mean I’m assuming you would do that by getting your gross margins to be higher over time, but I would love to know if you are, in fact, planning on longer term increasing your ad spend and how you expect to generate those funds?

Carl Lee - Snyder’s-Lance, Inc. — President & COO
We do expect to increase our ad spending. It’s built into our long-term guidance that is including synergies, so we — when we put together our multiyear perspective about our profit margins it included ramping up our advertising expenditures. So it comes — from a funding perspective it comes from the improved margins that come from a combination of growth and growing our highest margin items, as well as through the synergies we anticipate from the merger.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
Akshay Jagdale - Keybanc Capital Markets — Analyst
Okay, and one last one, if you can just comment on the M&A environment, and when you could possibly start being active in that area if not right away. I mean I know you’re focused on the integration, but does that prevent you from stepping in and doing acquisitions if they make sense?

Carl Lee - Snyder’s-Lance, Inc. — President & COO
Well, right now our focus is on the integration, as you said, and the idea of going and stirring the pot for things that would run through our DSD system is not something that’s particularly exciting to us at the moment. However, the pot is being stirred, and if opportunities arise that connect that are very strategic we will look at them without regard to the fact that we’re in this integration phase. So we are definitely open and interested but not stirring the pot for things that would affect our integration plan.

Akshay Jagdale - Keybanc Capital Markets — Analyst
Perfect. Thank you. I’ll pass it along.

Operator
Your next question comes from the line of Scott Van Winkle of Canaccord Genuity. Your line is open.

Scott Van Winkle - Canaccord Genuity — Analyst
Hi, thanks. Following up on the question about what the competition is doing on the promotional side in branded, is your pricing action consistent with what you’re seeing from the competition on the branded side, that you’ve taken in February and most recently?

Carl Lee - Snyder’s-Lance, Inc. — President & COO
I would say it is. I think that the strength of our brand, the strength of our positioning, we’re not bashful about taking pricing and being the first one to move out. But what we typically see is that others fill follow us, and the key though is are we seeing the net sales growth that you would expect, and we are, even in the competitive environment that we’re operating in today.

Scott Van Winkle - Canaccord Genuity — Analyst
And sticking with pricing, on the private label side is the resistance to pricing, is it customer specific or product specific? Is there one area where it’s more of a challenge than others?

Carl Lee - Snyder’s-Lance, Inc. — President & COO
I would say it’s a little bit of both. There are a few cases where it is customer specific. There’s a few cases where it may be product. But I think that the good news is that we’ve already got our pricing in place. As I mentioned earlier, February increase on our branded, followed by one that just was implemented this month, so we’re in good shape on the branded side. But we’re seeing a little bit of resistance on the private brand side. We continue to work it, and the key there is managing our margins and protecting them.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call

Scott Van Winkle - Canaccord Genuity — Analyst
And, Carl, you talked about an SKU rationalization, it’s weird to hear a Management Team talk about doing an SKU rat and not expecting some type of impact on sales. Is it that minor as a percentage of items or as a percentage of sales, or is it just one where the products are so duplicative between the two businesses that there just won’t be an impact?

Carl Lee - Snyder’s-Lance, Inc. — President & COO
It’s a combination of all that. If you — most companies have a tail of SKUs that have very strategic benefits, customer related benefits, and when you take two companies together, you put two tails together, and when you’re trying to develop a combined logistics and integrate logistics systems and manufacturing and DSD, the size of that pail becomes an issue.
So as we look at our ability to kind of drive incremental sales in our higher volume items by attacking the pail we really I think are in a unique position that we can take out a relatively large number without having a significant impact on sales.

Scott Van Winkle - Canaccord Genuity — Analyst
Okay, and then, Carl, sticking with questions for you, you talked about the four steps in the transition of the DSD or integration, I should say. Which one of those four steps is the most challenging? I assume you’re going to be quarter to quarter updating us kind of where you stand in each one of those steps in each region or the number of areas you’re moving. Which one is the one where if there’s a stumbling block you’re going to see it? It sounds like at this point it’s not the warehouse consolidation. Is it the actual sale of routes?

Carl Lee - Snyder’s-Lance, Inc. — President & COO
That’s a very good question, and I appreciate it. I think that you’re very astute in asking it. I think the first thing is that we’ve got plenty of experience doing this, and this is not our first time to go through a major IO conversion, so we’ve had lots of experience with it over the years which we’re relying on and it’s really playing out very well for us.
But to address your question, it would clearly be the fourth step where we actually go to the IO conversion and then you sell the routes. And that would be probably potentially the one and maybe a little more difficult than the others. But what we’re seeing is some real good enthusiasm by our Company employees to buy their current routes, which is always the way to go, and then we’re also seeing some interest from our IOs and maybe some of their friends or other people in the market who would like to become an IO.
So we’re beginning to get a pool of applicants that would be interested in buying those routes that are probably having a lot of DSD experience to bring with them, but are not currently owning their own route for another operator or another company. So step four is always the one that you have to spend a little more time on, but I think we’re prepared on that one, as well.

Scott Van Winkle - Canaccord Genuity — Analyst
Great. Thank you.

Operator
Your next question comes from the line of Ed Aaron of RBC Capital Markets. Your line is open.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call

Ed Aaron - RBC Capital Markets — Analyst
Good morning, everybody.

Carl Lee - Snyder’s-Lance, Inc. — President & COO
Good morning, Ed.

Ed Aaron - RBC Capital Markets — Analyst
So most of my questions have been answered, but wanted to ask you about the C store channel. It sounded like you had some nice growth there, and that’s a channel that stands out as potentially somewhat vulnerable to rising gas prices. And wondering if you’re hearing any feedback from that channel about any sort of traffic level changes or consumer behavior changes that are starting to develop there?

Carl Lee - Snyder’s-Lance, Inc. — President & COO
Ed, this is Carl. Thanks for your question. I think that we’re not hearing anything there right now. You would anticipate that maybe it’s similar to what we’ve seen in past years, but I think we’re prepared for it, much better prepared than we might have ever been in the past because we’ve got some repositioned product lines on the Lance side that went in in February that are performing quite well. We’ve got the addition of the Snyder’s items that we’re rolling out into C stores. So where traffic may be affected slightly I think we’ve got the up side with some new products, some innovation, some excitement, and some real good execution going on in that channel right now. So I think that we’re going to be okay there.

Ed Aaron - RBC Capital Markets — Analyst
That’s helpful. Thank you. And then just on the private brand side, I know it’s been discussed somewhat but that price gap issue on your main product at Wal-Mart is pretty visible, and it’s been an issue off and on for quite some time now. And just tactically what are your options there? And then what’s the risk to numbers if you can’t take price this year?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Well, I think that you’re certainly right, Ed, that there’s been this promotional pressure from the branded category, specifically the cookie category, for quite some time. It’ll be interesting to see how long that will last, and certainly the price point difference is not as great as it used to be on the cookie side because of those promotions. But we don’t expect that to really subside anytime soon. We do expect that to continue, and it’s obviously built into our guidance at this point.
But as it relates to what we can do about it, we continue to innovate in the private brands category to introduce new products as we have done in the past. A large part of our growth throughout 2010 on the private brand side has come through innovation. And we’re continuing to innovate, and we believe that that will continue to help drive that whole part of our business.

Ed Aaron - RBC Capital Markets — Analyst
Okay, and then my last question, just, Rick, I guess for you. Last quarter I think you kind of steered us to a 25 to 50 basis point first half of the year margin expansion as a rough guideline. And just your comparisons are a little bit lumpy because you had a tough first quarter last year and a strong second quarter, and just so that we understand kind of where the quarter came in

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
relative to your internal expectations could you help us with whether that 25 to 50 basis points directionally for the first half is still about right?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Let me just understand, Ed. I think the — are you talking about gross margin or operating margin?

Ed Aaron - RBC Capital Markets — Analyst
I believe more on the operating margin line, in the last quarter I thought you said 25 to 50 BPS approximately for the first half?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
As it relates, I think — well, let me just go back and just think about what was the context of the last call — you know, the synergies would be the driver of the increased margins on an operating income basis in the first half. But I believe that’s probably what you’re referring to is the reference to the timing of the synergies.
As we’ve said, the gross margin is going to take a decline over the years we move through integration and conversion, but that will be more than offset by the savings and the synergies that come from that through the operating expenses. So I believe that’s what you’re referring to, and our guidance certainly incorporates that same kind of assumption as it relates to the timing of the synergies that we originally talked to.

Ed Aaron - RBC Capital Markets — Analyst
Okay. Thank you.

Carl Lee - Snyder’s-Lance, Inc. — President & COO
This is Carl. If I can go back to one of the questions that was just asked about the C store traffic, just by coincidence the National Association of C Stores just this morning announced that they had not seen any traffic changes with the recent changes in pricing on gasoline. So overall the channel is actually kind of robust and doing quite well.

Operator
Your next question comes from the line of Ann Gurkin of Davenport. Your line is open.

Ann Gurkin - Davenport & Company Llc — Analyst
Good morning. I wonder if I could start with innovation, and should we see continued innovation as the year progresses or do you have most of your innovation in the marketplace right now?

Carl Lee - Snyder’s-Lance, Inc. — President & COO
The vast majority of our innovation is in the market and building. Some of the launches began in February, some of the launches began in March, and it typically takes a little time to build the ACD, and then you come behind it with the marketing support to really drive the consumer trial. So I think that as far as it’s out there, it’s not necessarily in our results so far. It’ll continue to

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
build in our results as the year goes on. And the good news is beyond that we’ve got a very active pipeline for innovation for the — a little bit in the back half of the year and have really got some good plans working towards 2012.

Ann Gurkin - Davenport & Company Llc — Analyst
Okay, as related to the pretzel line, when we think of pricing should we think of absolute pricing or some kind of package change, [weight] out?

Carl Lee - Snyder’s-Lance, Inc. — President & COO
With the strength of the brand and all the national marketing that we had for many, many years against it, all of our initiatives have been on visual pricing, and they have worked well so far.

Ann Gurkin - Davenport & Company Llc — Analyst
Okay, great. That’s helpful. And then, finally, might I just get an update on Cape Cod, kind of the strategy behind that, where that brand stands right now?

Carl Lee - Snyder’s-Lance, Inc. — President & COO
The brand is performing quite well. We’ve seen some very good results over the first half of the year. We’ve had some great new packaging that’s been launched. I’m very proud of the Marketing Team for what they’ve done on the packaging. There’s been several new flavors launched there, as well, which are doing quite well. And, quite frankly, we’re geared up for a very good summer.

Ann Gurkin - Davenport & Company Llc — Analyst
Great, that’s great. Thank you very much.

Operator
your next question comes from the line of [Michael Gallo] of C.L. King. Your line is open.

Michael Gallo - C.L. King — Analyst
Hi, good morning. Most of my questions have been answered, but just a couple questions. On the DSD routes that are going to be converted, have you seen any changes in sales trends ahead of that? And how do you help mitigate that, obviously, if employees are looking to purchase the routes? And then I have a follow-up question, as well.

Dave Singer - Snyder’s-Lance, Inc. — CEO
That’s an excellent question, and obviously you know how the DSD system works very well, and I appreciate that question. I think that as you began to transition the routes and we go through our four-step process, the key is staying very close to the associates that are on the Company routes, that are in the process of being converted.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call
And what we’ve been seeing so far is actually some slight improvement as they go through those four steps. So we’re very comfortable based on the 250 routes that have been converted over on the handhelds what we’re seeing as far as their ability to execute in the marketplace, their service calls that they’re handling, and taking care of our customers, and then their sales results also so far have been in line with our expectations and our previous history as we make conversions.

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
And, Michael, just to add to that, one of the mitigating tactics that we’ve put into place is we’ve set the valuations of routes as of the end of February, the 52 weeks leading up to the end of February. And, therefore, there’s no incentive for employee based routes right now to do anything other than grow their routes. So, with that, it’s adding a lot of value to the growth on the routes even as we go through these transitions.

Michael Gallo - C.L. King — Analyst
Okay, great. That’s very helpful. And then just had a follow-up question on the guidance, Rick. What should we assume for integration and merger related costs this year? Is it fair for me to assume that those are excluded from the guidance outlook?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Yes, that’s true. And for the most part those are behind us, with the exception of some miscellaneous costs coming forward. But the merger related costs for the most part are behind us. There might be some integration costs coming in the future, but nonetheless those are mostly behind us.

Michael Gallo - C.L. King — Analyst
All right. Okay, thanks very much.

Operator
(Operator instructions.)
And your next question is a follow-up from the line of Heather Jones from BB&T. Your line is open.

Heather Jones - BB&T Capital Markets — Analyst
Thanks for taking the follow-up. I just wanted to go back to the guidance question, and, Rick, you had said that the spread seemed to be more a function of how well pricing sticks, et cetera, relative to commodities. And this quarter I thought your sales growth, ex private label, was fairly solid. So I guess would you feel comfortable that it’s going to be at the high end if you continue to have the success in passing through pricing on brands that you did this quarter, or do you need to do better than you did this quarter to get to that dollar?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
I think, Heather, I obviously feel comfortable within that range. But I think the risk really is not on the branded side, as Carl mentioned before, we’re having good success there. I think it’s definitely on the private brand side. And the risk is not just whether or not we’ll get the pricing but also what the volume impacts might be from that. So that’s the primary driver.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call

Carl Lee - Snyder’s-Lance, Inc. — President & COO
The other thing I think to remember, Heather, is that a half a point at the margin line is $0.08 ballpark, so if our margins are plus or minus a half a point from some target it moves the needle pretty quickly on the bottom line.

Heather Jones - BB&T Capital Markets — Analyst
Right. Okay, thank you. I appreciate it.

Operator
And your final question in queue is a follow-up from the line of Akshay Jagdale with Keybanc. Your line is open.

Akshay Jagdale - Keybanc Capital Markets — Analyst
Thanks for taking the follow-up. Just regarding branded sales growth, again, I’m not sure if I’m reading this right, but it looks like sales growth accelerated on the branded side. And you mentioned some weakness on non-branded sales, and I just looked at my model, it seems like you also were lapping a tough comp there, 8% growth in 1Q for the Lance legacy business. So my question is what — if your branded sales growth actually did accelerate sequentially and year-over-year what do you think led to that? And then as the comparisons for non-branded get, seem to get easier does that help you in the back half?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Yes, I think your observation is exactly right on, Akshay, and thanks for that. We tend not to talk about hard comps rather than just kind of talk about where we are. So there were a couple of things in the first quarter of last year, one of which was our contract manufacturing was actually up a bit, as well. But even with that we’ve lapped on that particular piece of our business pretty well in the first quarter of this year. But, you’re right, I mean as time goes on the comps get a little easier on the private brand side, but it still doesn’t really take-away from the challenge ahead of us as it relates to the pricing and recovery of the commodities there.

Akshay Jagdale - Keybanc Capital Markets — Analyst
And on the branded side what led to the accelerated growth in your opinion?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
I think it’s driven by the core products that we have, the pretzel category, the sandwich category, the Cape Cod category, all of those had good, sound growth for the quarter. And obviously those are major product lines that we focus on and drive.

Akshay Jagdale - Keybanc Capital Markets — Analyst
So those — you are saying the category growth accelerated or — and, or you had share gains?

Rick Puckett - Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Our growth within the category.

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FINAL TRANSCRIPT

May. 05. 2011 / 1:00PM, LNCE — Q1 2011 Snyders Lance Inc Earnings Conference Call

Akshay Jagdale - Keybanc Capital Markets — Analyst
Okay, great. Thank you. I’ll pass it on.

Operator
And there are no further questions in the queue. I’d like to turn the call back over to Mr. Carter for any closing comments.

Dave Singer - Snyder’s-Lance, Inc. — CEO
Yes, this is Dave Singer. I just wanted to thank everybody for joining us, and we really look forward to reporting good results in our next quarter and look forward to talking to you then. Thank you very much.

Operator
This concludes today’s teleconference. You may now disconnect.
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